Exhibit 99.n.(3)

April 28, 2023

Farm Bureau Life Insurance Company

5400 University Avenue

West Des Moines, Iowa 50266

Gentlemen:

This opinion is furnished in connection with the registration by Farm Bureau Life Insurance Company of a nonparticipating flexible premium variable life insurance policy (“Policy”) under the Securities Act of 1933, as amended. The prospectus included in Post- Effective Amendment No. 45 to the Registration Statement on Form N-6 (File No. 33-12789) describes the Policy. I am familiar with the policy form described in the Registration Statement and exhibits thereto.

It is my professional opinion that the information contained in the examples set forth in Appendix A of the Statement of Additional Information, based on the assumptions stated in the examples, is consistent with the provisions of the Policy.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 45 to the Registration Statement and to the reference to my name under the heading “Experts” in the Statement of Additional Information.

Sincerely,

/s/ Zach Sundheim
Zach Sundheim Life Product Support Director Farm Bureau Life Insurance Company